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                                                                     EXHIBIT 4.9


                                SUBSCRIPTION AND
                          SECURITIES PURCHASE AGREEMENT

                                   dated as of

                                  April 1, 2002

                                 by and between

                           Edge Technology Group, Inc.
                                 as the Issuer,

                                       and

                   The Several Purchasers Named in Schedule I

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                                SUBSCRIPTION AND
                          SECURITIES PURCHASE AGREEMENT

         AGREEMENT, dated as of April 1, 2002, between Edge Technology Group, Inc. (the "Company") and the several purchasers named in the attached Schedule I
                                                                      ----------
(individually a "Purchaser" and collectively the "Purchasers").

                                R E C I T A L S:

         WHEREAS, the Company wishes to issue and sell to the Purchasers, for a purchase price of $1,000 per share, an aggregate of 4,500 preferred shares of the aggregate 15,000 authorized but unissued Series A Preferred Stock, $0.01 par value per share, of the Company (the "Preferred Shares" or "Preferred Stock"); and

         WHEREAS, the Purchasers, severally, wish to purchase the Preferred Shares on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS

         1.1 Definitions. The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person (the "Subject Person"),
(i) any other Person (a "Controlling Person") that directly, or indirectly through one or more intermediaries, Controls the Subject Person or (ii) any other Person (other than the Subject Person or a Consolidated Subsidiary of the Subject Person) which is Controlled by or is under common Control with a Controlling Person.

         "Agreement" means this Subscription and Securities Purchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

         "Balance Sheet Date" has the meaning set forth in Section 3.7.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

         "Closing Bid Price" shall mean for any security as of any date, the lowest closing bid price as reported by Bloomberg, L.P. ("Bloomberg") on the principal securities exchange or trading market where such security is listed or traded or, if the foregoing does not apply, the lowest closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no lowest trading price is reported for such security by Bloomberg, then the average of the bid prices of any market makers for such securities as reported in the "Pink Sheets" by the National Quotation Bureau, Inc. If the lowest closing bid price cannot be calculated for such security on such date on any of the foregoing

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bases, the lowest closing bid price of such security on such date shall be the fair market value as mutually determined by Purchaser and the Company for which the calculation of the closing bid price requires, and in the absence of such mutual determination, as determined by the Board of Directors of the Company in good faith.

         "Closing" and "Closing Date" means the date of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission or any entity succeeding to all of its material functions.

         "Common Stock" means common stock, $.01 par value per share, of the Company.

         "Company" means Edge Technology Group, Inc., a Delaware corporation, and its successors.

         "Company Corporate Documents" means the articles of incorporation and bylaws of the Company.

         "Control" (including, with correlative meanings, the terms "Controlling," "Controlled by" and under "common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

         "Conversion Date" shall mean the date of delivery (including delivery via telecopy) of a Notice of Conversion for all or a portion of the shares of Preferred Stock by the holder thereof to the Company.

         "Conversion Price" has the meaning set forth in the terms of the Preferred Stock.

         "Conversion Shares" means the shares of common stock issuable upon conversion of the Preferred Shares and the exercise of the Warrants.

         "Derivative Securities" has the meaning set forth in Section 7.2.

         "Directors" means the individuals then serving on the Board of Directors or similar such management council of the Company.

         "Disclosure Letter" has the meaning set forth in the preamble to
Article 3.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment,

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including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" has the meaning set forth in Section 1.2.

         "Hazardous Materials" means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any derivative or fraction thereof), defined or regulated as such in or under any Environmental Laws.

         "Intellectual Property" has the meaning set forth in Section 3.17.

         "Lien" means any lien, mechanic's lien, materialmen's lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, claim, title imperfection, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by contract or under law or otherwise (including, without limitation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

         "Majority Holders" means at any time after the Closing, the holders of more than 50% of the outstanding shares of Preferred Stock at such time.

         "Market Price" shall mean the Closing Bid Price of the Common Stock preceding the date of determination.

         "Nasdaq Stock Market" means the Nasdaq Stock Market's National Market System.

         "National Market" means the Nasdaq Stock Market, the Nasdaq Small Cap Market, the New York Stock Exchange, Inc. or the American Stock Exchange, Inc.

         "Notice of Conversion" means the notice to be delivered by a holder of Preferred Shares upon conversion of all or a portion thereof to the Company.

         "Notice of Exercise" means the notice to be delivered by a holder of the Warrant upon exercise of all or a portion thereof to the Company.

         "Officer's Certificate" shall mean a certificate executed by the President, chief executive officer or chief financial officer of the Company as contemplated by Section 5.1 hereof.

         "OTC Bulletin Board" means the over-the-counter bulletin board operated by the NASD.

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         "Permits" means all domestic and foreign licenses, franchises, grants, authorizations, permits, easements, variances, exemptions, consents, certificates, orders and approvals necessary to own, lease and operate the properties of, and to carry on the business of the Company and the Subsidiaries.

         "Person" means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock Company, government (or any agency or political subdivision thereof) or other entity of any kind.

         "Preferred Shares" or "Preferred Stock" means the Company's Series A Convertible Preferred Stock issuable pursuant to this Agreement.

         "Purchase Price" means the purchase price for the Securities set forth on Schedule I.

         "Purchasers" means the entities listed on the signature page hereto and their successors and assigns, including holders from time to time of the Preferred Shares.

         "Registration Rights Agreement" means the agreement between the Company and Purchaser dated the date hereof substantially in the form set forth in Exhibit C attached hereto.
---------

         "SEC Reports" has the meaning set forth in Section 3.2.

         "Securities" means the Preferred Shares, the Warrants, the Warrant Shares and the Conversion Shares.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which (x) a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (y) the results of operations, the assets and the liabilities of which are consolidated with such Person under GAAP.

         "Subsidiary Corporate Documents" means the certificates of incorporation and bylaws of each Subsidiary.

         "Taxes" has the meaning set forth in Section 3.10.

         "Trading Day" shall mean any Business Day in which the OTC Bulletin Board, National Market or other automated quotation system or exchange on which the Common Stock is then traded is open for trading for at least four (4) hours.

         "Transfer" means any disposition of Securities that would constitute a sale thereof under the Securities Act.

         "Warrant" shall have the meaning set forth in Section 2.4.

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         "Warrant Shares" shares of Common Stock of the Company issued upon conversion of the Warrant.

         1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by the Company's independent public accountants) ("GAAP"). All references to "dollars," "Dollars" or "$" are to United States dollars unless otherwise indicated.

2.       PURCHASE AND SALE OF SECURITIES

         2.1 Purchase and Sale of Preferred Shares. The Company agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, the number of Preferred Shares, at a purchase price of one thousand dollars ($1,000.00) per share, set forth opposite the name of such Purchaser under the heading "Number of Preferred Shares to be Purchased" on Schedule I, at
                                                                  ----------
the aggregate purchase price set forth opposite the name of such Purchaser under the heading "Aggregate Purchase Price for Preferred Shares" on Schedule I.
                                                               ----------

         2.2 Minimum Closing. The Company covenants that no subscriptions for Preferred Shares will be accepted unless proceeds from total subscriptions exceed four million four hundred thousand dollars ($4,400,000) (the "Minimum Offering Amount"). Subject to the satisfaction of this condition, each Purchaser shall be required to fund to the Company its portion of the purchase price for the Preferred Shares within two (2) days of the date of this Agreement.

         2.3 Further Closings. From and after the Closing described in Section
2.2 above, the Company contemplates continuing its efforts to issue additional Preferred Shares up to a maximum of $15 million, inclusive of the amount paid for the Preferred Shares at the Closing (each a "Future Closing").

         2.4 Warrant. In consideration for, and as an inducement to, the Purchaser's purchase of the Preferred Shares, the Company will issue, in connection with and in addition to the Preferred Shares, a Warrant (in the form attached hereto as Exhibit A, the "Warrant") to purchase the number of shares of
                   ---------
the Company's common stock, par value $0.01 per share (the "Common Stock") set forth opposite each Purchaser's name under the heading "Number of Warrants" on
Schedule I.
----------

         2.5 Exchange of Debt at Closing.

             (a) The Minimum Offering Amount will include not more than $1,800,000 of consideration resulting from the exchange at the Closing of the Company's outstanding convertible notes for shares of Preferred Stock and a Warrant (the actual amount so exchanged being referred to as the "Debt Exchange Amount"). Accordingly, the cash consideration received by the Company upon obtaining the Minimum Offering Amount

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     will be less than the Minimum Offering Amount by the amount of the Debt
     Exchange Amount.

         (b) On the Closing Date, each Purchaser will submit the funds representing the Purchase Price by wire transfer to an account of the Company designated by the Company. Certificates representing such appropriate number of Preferred Shares to be issued to each respective subscriber in the amount of their respective accepted subscriptions together with the Warrant shall promptly be delivered thereafter to each Purchaser.

     2.6 Adoption of Certificate of Designation. The Company shall adopt and file the Certificate of Designation attached hereto as Exhibit B with the
                                                       ---------
Secretary of State of the State of Delaware on or before the acceptance of the Purchaser's subscription for the Preferred Shares. The terms of the Certificate of Designation provide that upon the consummation of a "Qualified Future Financing" (including without limitation, shares of Preferred Stock which may be issued at one or more Future Closings) which contains a "Superior Right" (as those terms are defined in the Certificate of Designation), the terms and conditions of such Superior Right shall be automatically incorporated into the rights contained in the Certificate of Designation and will supersede any provisions in the Certificate of Designation relating to such Superior Right that would conflict with the exercise of application of such Superior Right. The Company will provide notice of the incorporation of any Superior Right to all holders of the Preferred Stock, and the holders of two-thirds (2/3) of the voting power of the then outstanding Preferred Stock may waive the incorporation of the Superior Right by providing written notice to the Company. If the Company provides any consideration to the holders of the equity or convertible debt instrument issued in connection with such Qualified Future Financing that is in addition to the consideration provided to the holders of the Preferred Stock (such as, for purposes of illustration, a warrant agreement other than a warrant substantially identical to the Warrant offered in this Agreement and issued in similar denominations and for substantially identical consideration provided or a registration rights agreement providing additional registration rights), then the Company will take all steps necessary to ensure that the holders of the Preferred Stock also receive such additional consideration.

3.   REPRESENTATIONS AND WARRANTIES.

     The Company represents and warrants to Purchaser, on the date hereof and again as of the Closing Date, except as set forth in the disclosure letter ("Disclosure Letter") dated the date hereof and delivered supplementally to the Purchasers with this Agreement, the following:

     3.1 Organization and Authority. The Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company is qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where such failure would not have a Material Adverse Effect. A "Material Adverse Effect" means any material adverse effect on the operations, results of operations, properties, assets or condition (financial

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or otherwise) of the Company or the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Company and no further consent or authorization of the Company, its board of directors or its shareholders is required. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms.

     3.2 SEC Filings. The Company makes periodic filings with the Securities and Exchange Commission (the "SEC") available at www.sec.gov. All such forms, reports and other documents filed by the Company, including those that may be filed between the execution of this Agreement until the Closing but not including filings made by third parties relating to the Company, are referred to herein as the "SEC Reports." Except to the extent the SEC Reports have been modified by the non-public information delivered to the Purchasers included within the Offering Materials (as such term is defined in Section 4.7), all of the SEC Reports (a) were or will be filed on a timely basis (except where noted in the SEC Reports), (b) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, and (c) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstance under which they were made, not misleading.

     3.3 Capitalization. As of the date hereof, the authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Materials and except as set forth therein no other shares of capital stock of the Company will be outstanding as of the Closing Date. All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or similar rights of the shareholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Other than as set forth in the Disclosure Letter, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, and (ii) except for the Registration Rights Agreement, there are no agreements or arrangements under which the Company or any of its Subsidiaries are obligated to register the sale of any of its or their securities under the Securities Act and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities. The Company has furnished to Purchaser true and correct copies of the Company's Corporate Documents, and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

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     3.4 Governmental Authorization. The execution and delivery by the Company of this Agreement does not and will not, the issuance and sale by the Company of the Securities does not and will not, and the consummation of the transactions contemplated hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (a) such actions or filings that have been undertaken or made prior to the date hereof and that will be in full force and effect (or as to which all applicable waiting periods have expired) on and as of the date hereof or which are not required to be filed on or prior to the Closing Date, (b) such actions or filings that, if not obtained, would not result in a Material Adverse Effect and (c) the filing of a "Form D" in connection with the issuance of the Preferred Shares and Warrants.

     3.5 Issuance of Common Stock; Reservation of Preferred Shares. Upon conversion in accordance with the terms of the Preferred Shares and exercise of the Warrant, the Conversion Shares shall be duly and validly issued and outstanding, fully paid and nonassessable, free and clear of any Taxes, Liens and charges with respect to issuance and shall not be subject to preemptive rights or similar rights of any other shareholders of the Company. Assuming the representations and warranties of Purchaser herein are true and correct in all material respects, each of the Securities will have been issued in material compliance with all applicable U.S. federal and state securities laws. For as long as the Securities are outstanding, the Company shall at all times have a sufficient number of shares of Common Stock authorized and reserved to provide for the conversion of the Preferred Shares into the Company's Common Stock and for the exercise of the Warrant.

     3.6 No Conflicts. The execution and delivery by the Company of this Agreement and the Registration Rights Agreement to which it is a party did not and will not, the issuance and sale by the Company of the Securities did not and will not and the consummation of the transactions contemplated hereby will not, contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, (ii) the Company Corporate Documents, (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Subsidiary or any of their respective assets, or result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. The Company and each Subsidiary is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties, except where such failure would not have a Material Adverse Effect.

     3.7 Financial Information. Except as disclosed in either the Disclosure Letter or the Offering Materials, since September 30, 2001 (the "Balance Sheet Date"), there has been (x) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company and its Subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and (y) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of

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operations or prospects, of the Company and its subsidiaries except in the ordinary course of business; and no fact or condition exists or is contemplated or threatened which might cause such a change in the future. The audited and unaudited consolidated balance sheets of the Company and its Subsidiaries as set forth in the SEC Reports, and the related consolidated statements of income, changes in shareholders' equity and changes in cash flows as set forth in the SEC Reports for the respective periods referenced therein, including the footnotes thereto, except as indicated therein, (i) complied in all material respects with applicable accounting requirements and (ii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except that the unaudited financial statements do not contain notes and may be subject to normal audit adjustments and normal annual adjustments. Such financial statements fairly present the financial condition of the Company and its Subsidiaries at the dates indicated and the consolidated results of their operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against and all Debts and liabilities of the Company and its Subsidiaries, fixed or contingent.

     3.8 Litigation. Except as set forth in the Disclosure Letter, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or which challenges the validity of this Agreement.

     3.9 Environmental Matters. The costs and liabilities associated with Environmental Laws (including the cost of compliance therewith) are unlikely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any Subsidiary. Each of the Company and the Subsidiaries conducts its businesses in compliance in all material respects with all applicable Environmental Laws.

     3.10 Taxes. Except as set forth in the Disclosure Letter, all United States federal, state, county, municipality, local or foreign income tax returns and all other material tax returns (including foreign tax returns) which are required to be filed by or on behalf of the Company and each Subsidiary have been filed and all material taxes due pursuant to such returns or pursuant to any assessment received by the Company and each Subsidiary have been paid except those being disputed in good faith and for which adequate reserves have been established. The charges, accruals and reserves on the books of the Company and each Subsidiary in respect of taxes and other governmental charges have been established in accordance with GAAP.

     3.11 Not an Investment Company. Neither the Company nor any Subsidiary is an "Investment Company" within the meaning of Investment Company Act of 1940, as amended.

     3.12 Full Disclosure. The information heretofore furnished by the Company to Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company or any Subsidiary to Purchaser will not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

     3.13 No Solicitation; No Integration with Other Offerings. Except as set forth in this Disclosure Letter, no form of general solicitation or general advertising was used by the Company or, to the best of its actual knowledge, any other Person acting on behalf of the Company, in connection with the offer and sale of the Securities. Neither the Company, nor, to its knowledge, any Person acting on behalf of the Company, has, either directly or indirectly, sold or offered for sale to any Person (other than Purchasers) any of the Securities or, within the six months prior to the date hereof, any other similar security of the Company except as contemplated by this Agreement, and the Company represents that neither itself nor any Person authorized to act on its behalf (except that the Company makes no representation as to Purchaser and their Affiliates) will sell or offer for sale any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to cause the issuance or sale of any of the Securities to be in violation of any of the provisions of Section 5 of the Securities Act.

     3.14 Permits. (a) Each of the Company and its Subsidiaries has all material Permits; (b) all such Permits are in full force and effect, and each of the Company and its Subsidiaries has fulfilled and performed all material obligations with respect to such Permits; (c) no event has occurred which allows, or after notice of lapse of time would allow, revocation or termination by the issuer thereof or which results in any other material impairment of the rights of the holder of any such Permit; and (d) the Company has no reason to believe that any governmental body or agency is considering limiting, suspending or revoking any such Permit.

     3.15 Absence of Any Undisclosed Liabilities or Capital Calls. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than (i) those liabilities provided for in the Offering Materials, (ii) liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date and (iii) other undisclosed liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

     3.16 Proprietary Information of Third Parties. Except as set forth in the Disclosure Letter, to the best of the Company's knowledge, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or
(c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. To the best of the Company's knowledge, no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information of documentation proprietary to any former employer, and to the best of

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the Company's knowledge, no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. To the best of the Company's knowledge, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company as officer, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

     3.17 Intellectual Property Rights. Each of the Company and its Subsidiaries owns, or is licensed under, and has the rights to use, all patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes, service marks, service mark applications, trade secrets, and customer lists (collectively, "Intellectual Property") used in, necessary for or proposed to be used in the conduct of its business; no claims have been asserted by any Person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement related thereto. To the best of Company's and its Subsidiaries' knowledge, there is no valid basis for any such claim and the use of such Intellectual Property by the Company and its Subsidiaries will not infringe upon the rights of any Person.

     3.18 Insurance. The Company and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance in at least such amounts and against such risks such that any uninsured loss would not have a Material Adverse Effect. All insurance coverages of the Company and its Subsidiaries are in full force and effect and there are no past due premiums in respect of any such insurance.

     3.19 Title to Properties. The Company and its Subsidiaries have good and marketable title to all their respective properties reflected in the Offering Materials, free and clear of all Liens, other than as disclosed in the Offering Materials.

     3.20 Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with managements' general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.21 Foreign Practices. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any employee or agent of the Company or any Subsidiary has made any payments of funds of the Company or Subsidiary, or received or retained any funds, in each case in violation of any law, rule or regulation.

     3.22 Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Each Purchaser, severally but not jointly, represents and warrants to the Company, on the date hereof and as of the Closing Date, the following:

     4.1 Shares for Account of Purchaser. The Securities are being acquired for the account of the Purchaser (or if the Purchaser is a trust or other entity, solely for the beneficiaries thereof) for investment purposes only, and are not being purchased with a view to or for the resale, distribution or fractionalization thereof, and the Purchaser has no contract, undertaking, agreement or arrangement with, and has no present plan to enter into any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge the Securities or any portion thereof.

     4.2 Securities Not Registered Under Securities Laws. The Purchaser has been informed and understands that: (a) THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES OR OTHER REGULATORY AUTHORITY, NOR HAS ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OF SUCH SECURITIES OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURES RELATED THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE; and
(b) the Securities have not been, and Purchasers in such Securities have no right, other than as provided for in the Registration Rights Agreement, to require that they be, registered under the Securities Act or any applicable state securities laws, and such securities are being offered and sold in reliance upon exemptions available under such laws.

     4.3 Limitation on Transferability of Securities. The Purchaser has been informed and understands and agrees that:

          (a) THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTIONS THEREFROM. A LEGEND RESTRICTING THE TRANSFER OF SUCH SECURITIES SHALL BE PLACED ON THE CERTIFICATES REPRESENTING THE SECURITIES.

          (b) The Purchaser is aware that the Purchaser must bear the economic risk of the investment in the Securities for an indefinite period of time, because the Securities have not been registered under the Securities Act, or the securities laws of any state and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration is available. The Purchaser further understands that only the Company can take action to register the Securities.

          (c) No offer, sale, transfer or other disposition of the Securities may be made unless such Securities have theretofore been effectively registered under the Securities Act and applicable state securities laws, or the Company has received the written opinion of counsel satisfactory to the Company that the transaction will not violate or require registration under such laws and obtains warranties similar to those set forth herein from the proposed transferee.

          (d) The Purchaser shall pay all expenses and costs, if any, incurred by the Company for legal or accounting services in connection with reviewing any proposed sale or other transfer of the Securities and issuing opinions in connection therewith.

          (e) In the event of any sale or other transfer of any Securities, the Purchaser shall be required and it shall be the sole responsibility of the Purchaser to comply with the restrictions of the transferability of such Securities imposed under applicable federal and state securities laws and regulations.

     4.4  Status of Purchaser. The Purchaser (check applicable blanks, if any):

          _____ (a) is a natural person who has an individual net worth, or joint net worth with that person's spouse, of more than $1,000,000; or

          _____ (b) is a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person's spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

          _____ (c) is a director, executive officer or general partner of the Company; or

          _____ (d) is a trust, with total assets in excess of $5.0 million, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in the Securities Act; or

          _____ (e) is a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

          _____ (f) is otherwise an Accredited Purchaser as defined in Section 501(a) of Regulation D as adopted by the Securities and Exchange Commission.

     4.5 Financial Ability of Purchaser. The Purchaser (a) has the financial ability to bear the economic risk of his or her investment in the Securities (including the possible loss of the entire amount thereof), (b) has adequate means for providing for his or her current and future needs and personal contingencies notwithstanding (i) the Purchaser's investment in the Securities,
(ii) the unavailability of any tax, financial or other benefits from the Purchaser's investment in or ownership of the Securities, or (iii) the complete loss of the Purchaser's entire investment in the Securities, and (c) has no need for liquidity with respect to his or her investment in the Securities.

     4.6 Purchaser Sophistication. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and has obtained sufficient information from the Company to enable him or her to evaluate the risks of an investment in the Securities.

     4.7  Receipt of Other Information. The Purchaser:

          (a) has been furnished with copies of certain non-public information of the Company under a written confidentiality agreement (together with the SEC Reports available to the Purchaser via the world-wide web, the "Offering Materials"), has carefully read the Offering Materials and has evaluated and understands the risks of an investment in the Securities, and, except as indicated in subsections (b) and (c), has relied solely upon the information contained in the Offering Materials;

          (b) has been provided an opportunity to obtain any additional information concerning the Offering, to the extent the Company or its authorized representatives possess the same or could acquire it without unreasonable effort or expense; and

          (c) has had the opportunity to ask questions of, and receive answers from, the Company or its authorized representatives concerning the terms and conditions of the Offering and other matters pertaining to an investment in the Securities and, to the extent the Company or its authorized representatives possess the same or could acquire it without unreasonable effort or expense, to obtain such additional information as the Purchaser considers necessary to verify the accuracy of the information contained in the Offering Materials or that which was otherwise provided in order for him or her to evaluate the merits or risks of an investment in the Securities, and has not been furnished any other offering literature or prospectus except as mentioned herein or in the Offering Materials.

     4.8 Suitability of Investment. The Purchaser has determined that the Securities are a suitable investment for him or her and that, at this time, he or she is able to bear a complete loss of his or her investment in the Securities.

     4.9 Independent Investment Decision. In making a decision to invest in the Securities, the Purchaser has relied solely upon independent investigations made by him or her and is not relying on the Company or its authorized representatives or any references in the

Offering Materials to any legal opinion with respect to tax or other economic considerations involved in an investment in the Securities.

     4.10 Authority. The execution, delivery, and performance of this Agreement have been duly authorized by the Purchaser. The execution and delivery of this Agreement and the purchase of the Securities do not conflict with or breach any provision of the organizational documents of the Purchaser or any law, ruling, regulation, statute or agreement to which it is subject.

     4.11 No Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement as a result of arrangements entered into by the Purchaser.

     4.12 Reliance on Representations and Warranties. It is understood and agreed that Company has relied and will rely upon the representations and warranties of the Purchaser contained in this Agreement for purposes of determining whether the Purchaser meets the Purchaser suitability standards imposed under state and federal securities laws and regulations in order to enable the Company to decide whether the offer and sale of the Securities may he made without registration under applicable federal and state securities laws and regulations in reliance upon exemptions provided thereunder.

5.   CONDITIONS PRECEDENT TO PURCHASE OF SECURITIES

     5.1 Conditions Precedent to Purchaser's Obligations to Purchase. The obligation of each Purchaser hereunder to purchase the Preferred Shares at the Closing is subject to the satisfaction, on or before the Closing Date of each of the following conditions:

          (a) The Company shall have duly executed this Agreement, the Warrants and the Registration Rights Agreement and delivered the same to Purchasers;

          (b) The Company shall have delivered to Purchasers duly executed certificates representing the Preferred Shares and the Warrants;

          (c) Each Purchaser shall have purchased and paid for the Preferred Shares being purchased by it on the Closing Date, and the aggregate purchase price paid by all of the Purchasers for the Preferred Shares being purchased by them on the Closing Date (including the Debt Exchange) shall be at least $4,400,000.00;

          (d) The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specified date) and the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing Date. Purchasers shall have received an Officer's Certificate executed by the chief executive officer of the Company, dated as of the Closing Date, to the foregoing effect, including but not limited to certificates with respect to the Company Corporate Documents, resolutions relating to the transactions contemplated hereby and the incumbencies of certain officers and Directors of the Company;

          (e) The Company shall have received all governmental, board of directors, shareholders and third party consents and approvals necessary or desirable in connection with the issuance and sale of the Securities and the consummation of the transactions contemplated by this Agreement;

          (f) Purchasers shall have received an opinion, dated the Closing Date, of counsel to the Company, reasonably satisfactory to Purchasers;

          (g) The Company Corporate Documents and the Subsidiary Corporate Documents, if any, shall be in full force and effect and no term or condition thereof shall have been amended, waived or otherwise modified without the prior written consent of Purchaser and the Company shall have delivered to Purchasers the Certificate of Designation of the Preferred Stock certified by the Secretary of State of Delaware; and

          (h) Purchasers shall have received all other opinions, resolutions, certificates, instruments, agreements or other documents as required by this Agreement;

          (i) The Company shall have delivered to Purchasers a copy of the executed employment/non-competition agreement between the Company and Graham Beachum II.

     5.2 Conditions to the Company's Obligations. The obligations of the Company to issue and sell the Securities to the Purchasers pursuant to this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) The representations and warranties of each Purchaser contained herein shall be true and correct in all material respects on the date first made and on the Closing Date and each Purchaser shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by each Purchaser at or prior to the Closing Date;

          (b) The issue and sale of the Securities by the Company shall not be prohibited by any applicable law, court order or governmental regulation;

          (c) The receipt by the Company of duly executed counterparts of this Agreement and the Registration Rights Agreement signed by each Purchaser; and

          (d) The Company shall have received payment of the Purchase Price.

6.   AFFIRMATIVE COVENANTS

     Unless such obligation is waived by the holders of at least two-thirds of the then outstanding Preferred Shares, the Company, hereby agrees that, from and after the date hereof:

     6.1 Information. The Company will make available to each holder of the Preferred Shares:

          (a) promptly upon the filing thereof, copies of (i) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), and (ii) all SEC Reports;


          (b) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed and any other document generally distributed to shareholders.

          (c) promptly following the commencement thereof, notice and a description in reasonable detail of any litigation or proceeding to which the Company or any Subsidiary is a party in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought.

     6.2 Payment of Obligations. The Company will, and will cause each Subsidiary to, pay and discharge, at or before maturity, all their respective material obligations, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

     6.3 Maintenance of Property; Insurance. The Company will, and will cause each Subsidiary to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. In addition, the Company and each Subsidiary will maintain insurance in at least such amounts and against such risks as it has insured against as of the Closing Date.

     6.4 Maintenance of Existence. The Company will, and will cause each Subsidiary to, continue to engage in business of the same general type as now conducted by the Company and such Subsidiaries, and will preserve, renew and keep in full force and effect its respective corporate existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business.

     6.5 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply, in all material respects, with all federal, state, municipal, local or foreign applicable laws, ordinances, rules, regulations, municipal by-laws, codes and requirements of governmental authorities except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected, in the aggregate, to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or such Subsidiary.

     6.6 Inspection of Property, Books and Records. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their respective businesses and activities; and will permit, during normal business hours, a representative of each Purchaser or an affiliate thereof, as representatives of Purchaser, to visit and inspect any of their respective properties, upon reasonable prior notice, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective executive officers and independent public accountants (and by this provision the Company authorizes its independent public accountants to disclose and discuss with Purchaser the affairs, finances and accounts of the Company and its Subsidiaries in the presence of a representative of the Company; provided, however, that such discussions will not result in any unreasonable expense to the Company, without Company consent), all at such reasonable times.

     6.7 Investment Company Act. The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

     6.8 Use of Proceeds. The proceeds from the issuance and sale of the Preferred Shares by the Company shall be used as set forth in the Officer's Certificate to be delivered at Closing, as described in Section 8.4 below and a copy of which is attached hereto. None of the proceeds from the issuance and sale of the Preferred Shares by the Company pursuant to this Agreement will be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System.

     6.9 Compliance with Terms and Conditions of Material Contracts. The Company will, and will cause each Subsidiary to, comply, in all respects, with all terms and conditions of all material contracts to which it is subject.

     6.10 Reserved Shares and Listings.

          (a) The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the full conversion of the outstanding Preferred Shares and exercise of the Warrants (based on the conversion price of the Preferred Shares in effect from time to time and the exercise price of the Warrant). If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of Conversion Shares issued or issuable upon conversion of the Preferred Shares and exercise of the Warrant, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Preferred Shares.

          (b) The Company will use its best lawful efforts to maintain the listing and trading of its Common Stock on a National Market or the OTC Bulletin Board. To the extent applicable, the Company will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. (the "NASD") and such exchanges, as applicable. The Company shall promptly provide to each Purchaser copies of any notices it receives regarding the continued eligibility of the Common Stock for listing on any National Market or the OTC Bulletin Board.

     6.11 Transfer Agent Instructions. Upon receipt of a Notice of Conversion or Notice of Exercise, as applicable, the Company shall immediately direct the Company's transfer agent to issue certificates, registered in the name of Purchaser or its nominee, for the Conversion Shares, in such amounts as specified from time to time by Purchaser to the Company upon proper conversion of the Preferred Shares or exercise of the Warrant. Upon conversion of any Preferred Shares in accordance with their terms and/or exercise of any Warrant in accordance with their terms, the Company will, and will use its best lawful efforts to cause its transfer agent to, issue as promptly and reasonably practicable one or more certificates representing shares of Common Stock in such name or names and in such denominations specified by a Purchaser in a Notice of Conversion or Notice of Exercise, as the case may be (which certificates shall contain a restrictive legend substantially similar to the legend set forth in
Section 4.3(a) above).

     6.12 Maintenance of Reporting Status; Supplemental Information. So long as any of the Securities are outstanding, the Company shall use its best lawful efforts to timely file all reports required to be filed with the Commission pursuant to the Exchange Act. The Company shall not terminate its status as an issuer required to file reports under the Exchange Act, even if the Exchange Act or the rules and regulations thereunder would permit such termination. If at anytime the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish at its expense, upon request, for the benefit of the holders from time to time of Securities, and prospective purchasers of Securities, information satisfying the information requirements of Rule 144 under the Securities Act.

     6.13 Form D; Blue Sky Laws. The Company agrees to file a "Form D" with respect to the Securities as required under Regulation D of the Securities Act and to provide a copy thereof to Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to Purchaser at the Closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchaser on or prior to the Closing Date.

7.   NEGATIVE COVENANTS

     Without the prior written consent of the holders of at least two-thirds of the then outstanding Preferred Shares, the Company agrees that after the date hereof and for the benefit of each Purchaser:

     7.1 Transactions with Affiliates. The Company and each Subsidiary will not enter into any material transactions with any Affiliate, except where such transaction is on terms which are, to the Company or such Subsidiary, no less favorable than terms that could be obtained by the Company or such Subsidiary from a Person that is not an Affiliate of the Company upon negotiation at arm's length, as determined in good faith by the Board of Directors of the Company.

     7.2 Prohibition on Floating Conversion Rate Equity Offerings; Registration Rights.

          (a) Except with respect to equity securities that may be issuable upon the exercise or conversion of Derivative Securities (as defined below) outstanding as of the date hereof, the Company agrees that it will not issue any of its equity securities (or securities convertible into or exchangeable or exercisable for equity securities (the "Derivative Securities")) for which the conversion price at the time of conversion is based on a floating rate (such as a percentage of the Company's Closing Bid Price over a Trading Day average calculated from time to time).

          (b) Except with respect to equity securities that may be issuable upon the exercise or conversion of Derivative Securities outstanding as of the date hereof, the Company agrees it will not issue any of its equity securities (or Derivative Securities), unless such securities are "restricted securities." As used herein, "restricted securities" shall mean securities that may not be sold publicly or otherwise transferred (except in a private transaction) prior to twelve (12) months following the date of issuance of such securities.

          (c) The restrictions contained in this Section 7.2 shall not apply to the issuance by the Company of (or the agreement to issue) Common Stock or Derivative Securities in connection with (i) the acquisition (including by merger) of a business or of assets otherwise permitted under this Agreement, or (ii) stock option or other compensatory plans.

     7.3 Limitation on Stock Repurchases. Except as otherwise set forth in the Preferred Shares and the Warrants, the Company shall not redeem, repurchase or otherwise repurchase (whether for cash or in exchange for property or other securities or otherwise) any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, except that the Company may redeem, repurchase or otherwise acquires any shares of capital stock of the Company from (i) any terminated employee or consultant of the Company; or (ii) any future investors acquiring Derivative Securities ("Future Investors") which have redemption rights (provided, if any such rights are so granted to such Future Investors, then the Purchasers shall automatically, and without further action, be deemed to have been granted identical redemption rights as the Future Investors, on a pari passu basis, with respect to the Purchasers' shares of Preferred Stock).

8.   OTHER AGREEMENTS

     8.1 Registration Rights. The Preferred Shares shall have the registration rights set forth in the Registration Rights Agreement, attached as Exhibit C
                                                                   ---------
hereto.

     8.2 Board Seats. As contemplated by the Certificate of Designation, the Majority Holders of the Preferred Shares shall have the right on the Closing Date or thereafter to designate one (1) individual to serve on the Board of Directors of the Company.

     8.3 Reverse Stock Split. The Purchasers and the Company acknowledge that the Company is contemplating a potential reverse stock split at a future date. The Purchasers, by act of the Majority Holders voting separately as a class, shall have the right to approve any reverse stock split of the Company that is approved and authorized by the Board of Directors and thereafter submitted to the stockholders of the Company for a vote (whether at a meeting, by proxy or by written consent).

     8.4 Use of Proceeds. The Company shall use the proceeds received from the issuance of the Preferred Shares for working capital and other general corporate purposes as determined in the discretion of the Board of Directors of the Company, including, without limitation, to repay certain existing indebtedness of the Company reflected in the SEC Reports (other than the convertible notes exchanged for Preferred Shares at the Closing), transaction costs and expenses, accounts payable of the Company, and future potential acquisitions and related transactions as described in the Offering Materials and as set forth on Schedule
                                                                        --------
8.4 attached hereto.
---

     8.5 Right of First Offer. The Company shall offer to the holders of Preferred Shares, from time to time, exercisable by the Majority Holders thereof, a right of first offer to participate in any Qualified Future Financing (as contemplated by Section 2.6 above), in addition to, and not in lieu of, the rights afforded to the Purchaser under Section 2.6 above and in the Certificate of Designation associated with such Qualified Future Financing. In addition thereto, and not in lieu thereof, such right of first offer shall also apply in the event the Company offers to consummate any debt or equity financing (including the issuance of securities exercisable or convertible into securities of the Company) from and after the expiration of the Qualified Future Financing (i.e., after the Company raises $15,000,000 in capital in the aggregate, including the Preferred Shares issued at the Closing), which, by its terms, would result in the Purchasers being afforded a reduction to their Conversion Price as contemplated by Section 4(g) of the Certificate of Designation (i.e., issuances below the seventy-five cent ($0.75) Conversion Price as specified in the Certificate of Designation) (and any exercise of such right shall not otherwise diminish the Purchaser's rights to adjust the Conversion Price under the Certificate of Designation). Such right of first offer shall be exercisable by vote of the Majority Holders within twenty (20) days of the delivery of a written summary, containing the substantial terms of, the proposed transaction. The Majority Holders may waive the right (or shorten the 20-day time period) with respect to any particular transaction, by written notice to the Company.

9.   MISCELLANEOUS

     9.1 Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereafter specify for the purpose to the other parties. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature page hereof, (ii) if given by mail, four days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section.

     9.2  No Waivers; Amendments.

          (a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (b) Unless specifically noted to the contrary, any provision of this Agreement may be amended, supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and the Majority Holders.

     9.3  Indemnification.

          (a) The Company agrees to indemnify and hold harmless Purchaser, its Affiliates, and each Person, if any, who controls Purchaser, or any of its Affiliates, and the respective partners, agents, employees, officers and Directors of Purchaser, their Affiliates and any such Controlling Person (each an "Indemnified Party") and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto, provided that the Company shall not be obligated to advance such costs to any Indemnified Party unless it has received from such Indemnified Party an undertaking to repay to the Company the costs so advanced if it should be determined by final judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder with respect to such costs) which may be incurred by such Indemnified Party in connection with any administrative or judicial proceeding brought or threatened that relates to or arises out of, or is in connection with a breach of any of the Company's representations and warranties or covenants contained herein; provided that
                                                                   --------
     the Company will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party's gross negligence, willful misconduct or bad faith.

          (b) If any action shall be brought against an Indemnified Party with respect to which indemnity may be sought against the Company under this Agreement, such Indemnified Party shall promptly notify the Company in writing and the Company, at its option, may, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Company shall not affect any obligations the Company may have to such Indemnified Party under this Agreement or otherwise unless the Company is materially adversely affected by such failure. Such Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Company has failed to assume the defense and employ counsel or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case, if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, provided, however, that the Company shall not, in
                             --------  -------
     connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by Purchaser. The Company shall not be liable for any settlement of any such action effected without the written consent of the Company (which shall not be unreasonably withheld) and the Company agrees to indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Company. In addition, the Company will not, without the prior written consent of Purchaser, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of Purchaser and the other Indemnified Parties, satisfactory in form and substance to Purchaser, from all liability arising out of such action, claim, suit or proceeding.

          (c) The indemnification, contribution and expense reimbursement obligations set forth in this Section 8.3 (i) shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise; (ii) shall survive the termination of this Agreement and the payment in full of the Preferred Shares and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Purchaser or any other Indemnified Party.

          (d) The Purchaser acknowledges the Purchaser's understanding of the representations, warranties and covenants set forth herein and that the Company relied upon such representations, covenants and warranties and the Purchaser agrees to indemnify, defend and save harmless the Company, its directors, officers, agents and employees, and each of them, from and against any and all loss, liability, claim, damage and expense (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever), arising out of or based upon any false representation or warranty or breach or failure by the Purchaser to comply with any covenant or agreement made by the Purchaser herein or in any other document furnished by the Purchaser to any of the foregoing in connection with the Purchaser's investment in the Securities.

     9.4 Expenses. The parties hereto shall each bear their own legal, financial and other expenses incurred in relation to the execution of this Agreement and the related transactions thereto; provided, however, to the extent any Purchaser utilizes outside legal counsel (and not individuals who are employed by such Purchaser) in connection with the negotiation and execution of this Agreement and the related transactions hereto, the Company shall reimburse such Purchaser for its reasonable attorneys fees associated with such Purchaser's acquisition of Preferred Shares.

     9.5 Successors and Assigns. This Agreement shall be binding upon the Company and each Purchaser and its respective successors and assigns; neither the Company nor Purchasers may transfer or assign this Agreement or any right, title or interest in, to or under this Agreement without the prior written consent of the other party, and any attempted assignment without such consent shall be void and without further force or effect.

     9.6 Governing Law. This Agreement shall be governed by and controlled in accordance with the laws substantive of the State of Texas without regard to conflict of law provisions.

     9.7 Entire Agreement. This Agreement, the Exhibits or Schedules hereto, which include, but are not limited to the Certificate of Designation and the Registration Rights Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supercedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits and Schedules to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

     9.8 Survival; Severability. All representations, warranties, covenants, acknowledgments and agreements contained herein shall survive (a) changes in the transactions, documents and instruments described in the Offering Materials, (b) the acceptance of this Agreement and the Closing and the delivery of the Securities and the Conversion Shares, and (c) the death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of the Purchaser. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

     9.9 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     9.10 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement and all Exhibits shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Purchaser and the Company shall be required to employ any other reporting entity.

     9.11 Confidentiality. The Purchaser acknowledges that certain of the information provided to the Purchaser is confidential and non-public and agrees that all such information shall be kept in confidence by Purchaser and neither used by Purchaser to Purchaser's personal benefit (other than in connection with this Agreement) nor disclosed to any third party for any reason; provided, that this obligation shall not apply to any such information which (i) is or becomes part of the public knowledge or literature and readily accessible (except as a result of violation of any confidentiality agreements); or (ii) is received from third parties (except third parties who disclose such information in violation of any confidentiality agreements including, but not limited to, any Agreement they may have with the Company).

     9.12 Powers and Remedies Cumulative. No right or remedy herein conferred upon or reserved to Purchaser is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by the Preferred Shares or by law may be exercised from time to time, and as often as shall be deemed expedient, by Purchaser.

                            (Signature page follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.

                         EDGE TECHNOLOGY GROUP, INC.


                         By:    _____________________________________________
                         Name:  _____________________________________________
                         Title: _____________________________________________

                         Address:
                         ____________________________________________________
                         ____________________________________________________
                         Fax:   _____________________________________________
                         Tel.:  _____________________________________________


                         PURCHASERS:

                         SANDERA PARTNERS, L.P., a Texas limited partnership

                                By: Sandera Capital Management, L.P., it sole general partner

                                      By: Sandera Capital, L.L.C., its
                                      sole general partner

                                      By:    ________________________________
                                      Name:  ________________________________
                                      Title: ________________________________

                         Address:
                         ____________________________________________________
                         ____________________________________________________
                         Fax:   _____________________________________________
                         Tel.:  _____________________________________________

                                        GCA STRATEGIC INVESTMENT FUND
                                        LIMITED


                                        By:    ____________________________
                                        Name:  ____________________________
                                        Title: ____________________________

                                        Address:
                                        ___________________________________
                                        ___________________________________
                                        Fax:   ____________________________
                                        Tel.:  ____________________________


                                        GLOBAL CAPITAL FUNDING GROUP, L.P.

                                        By: _______________________________
                                            its general partner

                                        By:    ____________________________
                                        Name:  ____________________________
                                        Title: ____________________________

                                        Address:
                                        ___________________________________
                                        ___________________________________
                                        Fax:   ____________________________
                                        Tel.:  ____________________________

                                 PAUL MORRIS


                                 ____________________________________
                                 Paul Morris

                                 Address:
                                 _________________________________________
                                 _________________________________________
                                 Fax:   __________________________________
                                 Tel.:  __________________________________

                                 JACK E. BROWN


                                 __________________________________
                                 Jack E. Brown

                                 Address:
                                 _________________________________________
                                 _________________________________________
                                 Fax:   __________________________________
                                 Tel.:  __________________________________

                                LIST OF EXHIBITS

Exhibit A  -  Warrant
Exhibit B  -  Certificate of Designation
Exhibit C  -  Registration Rights Agreement

                                   SCHEDULE I

---------------------------------------------------------------------------------------------------------------------
           Name and Address of Purchaser                     Number of              Aggregate      Number of Warrant
                                                          Preferred Shares       Purchase Price          Shares
                                                          to be Purchased
---------------------------------------------------------------------------------------------------------------------
Sandera Partners, L.P.                                           2,000              $2,000,000          533,333
1601 Elm Street, Suite 4000
Dallas, TX  75201
---------------------------------------------------------------------------------------------------------------------
GCA Strategic Investment Fund Limited                              750              $  750,000          200,000
c/o Prince Management Limited
Mechanics Building
12 Church Street
Hamilton Bermuda, HMII
---------------------------------------------------------------------------------------------------------------------
Global Capital Funding Group, L.P.                               1,250              $1,250,000          333,333
106 Colony Park Drive, Suite 900
Cummings, GA  30040
---------------------------------------------------------------------------------------------------------------------
Infinity Investors Limited                                          (a)             $  258,464               (a)
Hunkins Waterfront Plaza
Main Street
P.O. Box 556
Charlestown, Nevis West Indies
---------------------------------------------------------------------------------------------------------------------
Paul L. Morris                                                     100              $  100,000           26,666
The Summit, Suite 1100
300 N. Marienfeld
Midland, TX  79701
---------------------------------------------------------------------------------------------------------------------
Jack E. Brown                                                      100              $  100,000           26,666
The Summit, Suite 1100
300 N. Marienfeld
Midland, TX  79701
---------------------------------------------------------------------------------------------------------------------
                           Totals                               $4,200              $4,458,464        1,119,998
---------------------------------------------------------------------------------------------------------------------

(a) Represents the conversion of $258,464.03 of existing debt into 397,637 of $.01 Common Stock of Edge Technology Group, Inc. Though included herein and counting toward Minimum Offering Amount per section 2.2 of the Subscription and Securities Purchase Agreement, such conversion does not entitle the holder to preferred shares, warrants or other rights and privileges under the Agreement